Exhibit 5.2

June 4, 2026

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

I am the Secretary and General Counsel, Corporate of The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and am rendering this opinion in connection with the registration by the Company and certain subsidiaries of the Company listed on Schedule A hereto (the “Guarantors”) under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of: (i) $1,050,000,000 in aggregate principal amount of the Company’s 8.875% Senior Notes due 2032 (the “Notes”) and (ii) guarantees of the Notes (the “Guarantees”) by the Guarantors, in each case to be issued pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Thirteenth Supplemental Indenture, dated as of June 4, 2026 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), pursuant to the registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act on May 29, 2025 (the “Registration Statement”).

I, or members of my staff, have reviewed the Registration Statement, the Underwriting Agreement, dated as of June 1, 2026, by and among the Company and J.P. Morgan Securities LLC, as representative of the several underwriters named therein, the Indenture and a copy of the global note representing the Notes.

I, or members of my staff, have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that:

(1) The Company is duly organized, validly existing and in good standing under the laws of the State of Ohio and possesses the requisite corporate power, authority and legal right to execute and deliver the Notes and the Indenture and to perform its obligations under each.

(2) The Company has duly authorized, executed and delivered the Notes and the Indenture.

THE GOODYEAR TIRE & RUBBER COMPANY	200 INNOVATION WAY, AKRON, OHIO 44316

(3) Each of the Guarantors listed on Schedule B hereto (the “Ohio Guarantors”) is duly organized, validly existing and in good standing under the laws of the State of Ohio and possesses the requisite corporate power, authority and legal right to execute and deliver the Guarantees and the Indenture and to perform its obligations under each.

(4) Each of the Ohio Guarantors has duly authorized, executed and delivered the Guarantees and the Indenture.

I am a member of the bar of the State of Ohio. I do not express any opinion herein on any laws other than the law of the State of Ohio.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K to be filed on the date hereof. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus, dated May 29, 2025, as supplemented by the prospectus supplement, dated June 1, 2026, relating to the Notes. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

/s/ Daniel T. Young

Daniel T. Young

THE GOODYEAR TIRE & RUBBER COMPANY	200 INNOVATION WAY, AKRON, OHIO 44316

SCHEDULE A

Guarantors

Subsidiary Guarantor	State of Incorporation or Formation
Celeron Corporation	Delaware
Cooper International Holding Corporation	Delaware
Cooper Tire & Rubber Company LLC	Delaware
Cooper Tire & Rubber Company Vietnam Holding, LLC	Delaware
Cooper Tire Holding Company	Ohio
Divested Companies Holding Company	Delaware
Divested Litchfield Park Properties, Inc.	Arizona
Goodyear Canada Inc.	Ontario, Canada
Goodyear Export Inc.	Delaware
Goodyear Farms, Inc.	Arizona
Goodyear International Corporation	Delaware
Goodyear Western Hemisphere Corporation	Delaware
Max-Trac Tire Co., Inc.	Ohio
Raben Tire Co., LLC	Indiana
T&WA, Inc.	Kentucky
Wingfoot Brands LLC	Delaware

SCHEDULE B

Ohio Guarantors

Cooper Tire Holding Company
Max-Trac Tire Co., Inc.